Exhibit 99

Yoshiharu Reports First Quarter 2025 Financial Results

First Quarter 2025 Revenues Increase 25% to $3.5 Million

Cash Balance Increases 59% to $3.0 Million

Secured Financing Commitments of $3.56 Million and Converted $2.5 Million in Debt to Equity

Regains Compliance with NASDAQ Stockholders’ Equity Requirement

BUENA PARK, CA – May 5, 2025 – Yoshiharu Global Co. (NASDAQ: YOSH) (“Yoshiharu” or the “Company”), a restaurant operator specializing in authentic Japanese ramen & rolls, today reported results for the first quarter ended March 31, 2025.

First Quarter 2025 and Recent Operational Highlights

●	Secured financing commitments of $3.56 million from multiple parties and converted $2.5 million in debt to equity and, as a result of such financing transactions, regained compliance with the stockholders’ equity requirement for continued listing on Nasdaq.
●	Grand opening of a new restaurant in Menifee, CA brings the number of locations to 15 with 1 additional location under development in Ontario, CA.
●	Appointed Sungjoon Chae to its Board of Directors, a distinguished architect and urban designer with extensive experience in shaping sustainable and innovative spaces, to help support expansion.
●	Elected two new members to the Board of Directors:

●	Abe Lim, a seasoned real estate and investment professional with over 21 years of experience.
●	Jae-Hyo Seo, an experienced legal practitioner and consultant.

Anticipated Milestones

●	Domestic and International Expansion

●	Open 2 - 3 new locations focusing on Southern California, while expanding to other locations including Boston, Seattle, and North California.
●	Open new locations in Paris, London, and South Korea.

●	Expect to initiate sales of franchises in 2025

Management Commentary

James Chae, Yoshiharu’s President, CEO and Chairman of the Board, commented, “The first quarter was highlighted by strong revenue growth and a strengthened balance sheet to fuel momentum and growth initiatives. In the first quarter, revenue grew 25% to $3.5 million, driven primarily by sales at our three new restaurants in Las Vegas, which we acquired in second quarter 2024.

“During the quarter we secured financing commitments of $3.56 million from multiple parties. We also entered into agreements with certain creditors to convert $2.5 million of existing debt obligations. These efforts served to increase stockholders’ equity, improve our overall financial position by reducing total debt, principal and interest payments, and lower near-term cash needs. As a result, we were able to regain compliance with Nasdaq’s minimum stockholders’ equity requirement.

“Our newest location in fast-growing Menifee, California is now in operation, bringing us to a total of 15 locations in the U.S. Menifee is recognized for its rapid development and business-friendly environment, with the city committing over $100 million to traffic and infrastructure improvements, enhancing connectivity and accessibility. We have one additional location currently under development in Ontario, and continue to explore and evaluate new opportunities via corporate-owned restaurants, and through the development of a franchise program to accelerate national expansion and international openings.

“Looking ahead, we are focused on further improvement to top- and bottom-line growth, and additional strategic expansion in the U.S. and China. New initiatives such as diversifying our mix of service channels, adding kiosks across our stores, and utilizing cooking robots to reduce labor costs will further growth and efficiencies. We look forward to additional updates on our anticipated milestones in the weeks and months to come,” concluded Chae.

First Quarter 2025 Financial Results

Revenues were $3.5 million for the three months ended March 31, 2025 compared to $2.8 million for the three months ended March 31, 2024, representing an increase of approximately $0.7 million, or 24.9%. The increase in sales for the three-month period was primarily driven by new sales at our three new restaurants in Las Vegas, which we acquired in second quarter 2024.

Total restaurant operating expenses were $3.4 million compared to $2.6 million in the prior year. The increase was primarily driven by costs incurred in generating increased revenues from the three new Las Vegas restaurants, primarily food, beverages and supplies, labor, and rent and utilities.

General and administrative expenses were approximately $1.3 million for the three months ended March 31, 2025 compared to $0.9 million for the three months ended March 31, 2024, primarily due to an increase in professional fees.

Operating loss increased to ($1.3) million compared to an operating loss of ($0.8) million for the prior year as a result of the increased operating expenses related to increased sales.

The Company’s cash balance totaled $3.0 million on December 31, 2024, compared to $1.2 million on December 31, 2024.

For more information regarding Yoshiharu’s financial results, including financial tables, please see our Form 10-Q for quarter ended March 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s SEC filings can be found on the SEC’s website at www.sec.gov or the Company’s investor relations site at ir.yoshiharuramen.com.

About Yoshiharu Global Co.

Yoshiharu is a fast-growing restaurant operator and was born out of the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in Japanese ramen, Yoshiharu gained recognition as a leading ramen restaurant in Southern California within six months of its 2016 debut and has continued to expand its top-notch restaurant service across Southern California and Las Vegas, currently owning and operating 15 restaurants.

For more information, please visit www.yoshiharuramen.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, the Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our filings with the SEC including our Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the SEC from time to time, which can be found on the SEC’s website at www.sec.gov. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Larry W Holub

Director

MZ North America

YOSH@mzgroup.us

312-261-6412

Yoshiharu Global Co. and Subsidiaries

Unaudited Consolidated Balance Sheets

	(unaudited)	(audited)
	March 31,	December 31,
	2025	2024

ASSETS

Current Assets:
Cash	$3,011,038	$1,241,036
Accounts receivable	57,739	84,110
Inventories	143,181	139,422
Total current assets	3,211,958	1,464,568

Non-Current Assets:
Property and equipment, net	4,985,804	5,130,229
Operating lease right-of-use asset, net	7,027,345	7,465,611
Intangible asset	477,947	491,223
Goodwill	1,985,645	1,985,645
Other assets	1,051,771	1,035,990
Total non-current assets	15,528,512	16,108,698

Total assets	$18,740,470	$17,573,266

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$930,020	$843,322
Line of Credit	1,000,000	1,000,000
Current portion of operating lease liabilities	1,061,224	975,210
Current portion of bank notes payables	-	1,366,350
Current portion of loan payable, EIDL	-	10,924
Loans payable to financial institutions	3,332	34,282
Due to related party	9,333	732,710
Other payables	1,041,557	1,078,291

Total current liabilities	4,045,466	6,041,089
Operating lease liabilities, less current portion	6,752,468	7,324,677
Bank notes payables, less current portion	2,785,384	1,747,611
Loan payable, EIDL, less current portion	412,639	404,490
Notes payable to related party	600,000	600,000
Convertible notes to related party	-	1,200,000
Total liabilities	14,595,957	17,317,867

Commitments and contingencies

Stockholders’ Equity
Class A Common Stock - $0.0001 par value; 49,000,000 authorized shares; 1,662,245 and 1,300,197 shares issued and outstanding at March 31, 2025 and December 31, 2024	166	130
Class B Common Stock - $0.0001 par value; 1,000,000 authorized shares; 100,000 shares issued and outstanding at March 31, 2024 and at December 31, 2023	10	10
Additional paid-in-capital	17,528,777	11,464,813
Warrant subscription receivable	(750,000)	-
Accumulated deficit	(12,634,440)	(11,209,554)
Total stockholders’ equity	4,144,513	255,399

Total liabilities and stockholders’ equity	$18,740,470	$17,573,266

Yoshiharu Global Co. and Subsidiaries

Unaudited Consolidated Statements of Operations

	(unaudited)
	For the three months ended March 31
	2025	2024

Revenue:
Food and beverage	$3,511,789	$2,811,609
Total revenue	3,511,789	2,811,609

Restaurant operating expenses:
Food, beverages and supplies	945,804	667,892
Labor	1,557,771	1,286,534
Rent and utilities	556,999	318,568
Delivery and service fees	129,667	143,361
Depreciation	227,047	170,682
Total restaurant operating expenses	3,417,288	2,587,037

Net restaurant operating income	94,501	224,572

Operating expenses:
General and administrative	1,265,157	920,401
Related party compensation	42,154	42,154
Advertising and marketing	60,787	33,904
Total operating expenses	1,368,098	996,459

Loss from operations	(1,273,597)	(771,887)

Other income (expense):
Other income	206,983	-
Interest	(341,347)	(104,318)
Total other income	(134,364)	(104,318)

Loss before income taxes	(1,407,961)	(876,205)

Income tax provision	16,925	-

Net loss	$(1,424,886)	$(876,205)

Loss per share:
Basic and diluted	$(0.96)	$(0.65)

Weighted average number of common shares outstanding:
Basic and diluted	1,489,599	1,341,488

Yoshiharu Global Co. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

	(unaudited)
	For the three months ended March 31
	2025	2024

Cash flows from operating activities:
Net loss	$(1,424,886)	$(876,205)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	227,047	170,682
Amortization	13,276
Gain on disposal of fixed asset	(50,000)	-
PPP loan forgiveness	-	-
RRF loan forgiveness	-	-
Changes in assets and liabilities:
Accounts Receivable	26,371	(94,135)
Inventories	(3,759)	(4,128)
Other assets	(15,781)	346,962
Accounts payable and accrued expenses	38,769	26,707
Due to related party	(23,377)	56,921
Other payables	(36,734)	-
Net cash used in operating activities	(1,249,074)	(373,196)

Cash flows from investing activities:
Purchases of property and equipment	(32,622)	(356,642)
Net cash used in investing activities	(32,622)	(356,642)

Cash flows from financing activities:
Proceeds from notes payable	2,137,773	-
Proceeds from borrowings	(266,350)	812,000
Repayments on bank notes payables	(1,102,775)	(84,130)
Repayment of loan payable to financial institutions	(30,950)	(168,769)
Proceeds from sale of common shares	2,314,000	64,149
Net cash provided by financing activities	3,051,698	623,250

Net (decrease) increase in cash	1,770,002	(106,588)

Cash – beginning of period	1,241,036	1,462,326

Cash – end of period	$3,011,038	$1,355,738

Supplemental disclosures of non-cash financing activities:

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Interest	$341,347	$104,318
Income taxes	$16,925	$-